Exhibit 10.1.6

                                   SCHEDULE A
                              TO THE MINUTES OF THE
                              BOARD OF DIRECTORS OF
                              PHONE1GLOBALWIDE INC.
                              DATED MARCH 12, 2002


         1. Section 11.2 of the Plan is amended in its entirety to read as follows:

                  "11.2 Grants for Non-Employee Directors. The Board shall have the authority to grant Stock Options to each Non-Employee Director, subject to the terms of the Plan, in accordance with the following provisions:

                  (a) Stock Options to purchase up to a maximum of 150,000 shares of Common Stock as of the date the Non-Employee Director begins service as a Non-Employee Director; and

                  (b) in addition to Stock Options granted pursuant to (a) above, Stock Options to purchase up to a maximum of 75,000 shares of Common Stock in any calendar year, provided the Non-Employee Director has not experienced a Termination of Directorship, other than the year the Non-Employee Director receives a grant of Stock Options pursuant to (a) above.

         2. Section 11.3(c) of the Plan is amended in its entirety to read as follows:

                  (c) Exercisability. Stock Options granted under Section 11.2(a) shall be 50% vested and exercisable on the date such Stock Option is granted and 50% vested and exercisable on the first anniversary of the date of grant (the "Vesting Date"). Stock Options granted under Section 11.2(b) shall be vested and exercisable as determined by the Committee.

         3. Section 11.3(d) of the Plan is amended in its entirety to read as follows:

                  (d) Method of Exercise. Subject to whatever installment exercise and waiting period and vesting provisions apply under subparagraph (c) above, Stock Options may be exercised in whole or in part at any time and from time to time during the Stock Option term by giving written notice of exercise to the Board specifying the number of shares to be purchased. Such notice shall be accompanied by payment in full of the exercise price as follows: (i) in cash or by check, bank draft or money order payable to the order of the Company; (ii) if the Common Stock is traded on a national securities exchange, The Nasdaq Stock Market, Inc. quoted on a national quotation system sponsored by the National Association of Securities Dealers, or on the Over The Counter Bulletin Board, and the Board authorizes, through a "cashless exercise" procedure whereby the Non-Employee Director delivers irrevocable instructions to a broker approved by the Board to deliver promptly to the Company an amount equal to the exercise price; or (iii) on such other terms and conditions as may be acceptable to the Board (including, without limitation, the relinquishment of

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                  Stock Options or by payment in full or in part in the form of
                  Common Stock owned by the Participant for a period of at least six months or such other period necessary to avoid a charge, for accounting purposes, against the Company's earnings as reported in the Company's financial statements (and for which the Participant has good title free and clear of any liens and encumbrances) based on the Fair Market Value of the Common Stock on the payment date as determined by the Board). No shares of Common Stock shall be issued until payment therefor, as provided herein, has been made or provided for.